VOLITIONRX LIMITED EMPLOYMENT AGREEMENT

CHIEF MEDICAL OFFICER & HEAD OF U.S. OPERATIONS

This Employment Agreement (“Agreement”) is dated December 29, 2015 (“Execution Date”) and made effective on January 01, 2016 (the “Effective Date”) by and between VolitionRx Limited, a Delaware corporation (“Company”) and Jason Terrell (“Employee”). The Company and Employee are sometimes referred to herein individually as a “Party” or collectively as the “Parties.

WITNESSETH:

WHEREAS, the Company desires that Employee be employed by the Company, and render services to the Company, and Employee is willing to be so employed and to render such services to the Company, all upon the terms and subject to the conditions contained herein.

WHEREAS, in order to ensure a harmonious ongoing business working relationship among themselves with respect to the conduct pursuant to the terms and conditions outlined in this Employment Agreement, the Parties desire to enter into this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

EMPLOYMENT. Subject to and upon the terms and conditions contained in this Agreement, the Company hereby agrees to employ Employee and Employee agrees to be employed by the Company, for the period set forth in paragraph 2 hereof, to render to the Company, its affiliates and/or subsidiaries the services described in paragraph 3 hereof.

2.

TERM. Employee’s employment under this Agreement shall commence as of the Effective Date hereof and shall continue for an initial term of one (1) years. Upon the expiration of the initial term, this Agreement shall be automatically extended for successive periods of one (1) year (together the “Employment Term”); provided, however, that the term shall not automatically extend and this Agreement shall terminate if either party provides the other party with at least thirty (30) days’ notice of non-renewal prior to the expiration of the then-current term.

3.

DUTIES.

(a)

Chief Medical Officer and Head of U.S. Operations. Employee shall serve as the Chief Medical Officer and Head of U.S. Operations of the Company, reporting directly to the Chief Executive Officer and the Board of Directors of the Company (the “Board”). Employee shall perform all duties and services incident to the positions held by him.

(b)

Company Policies. Employee agrees to abide by all bylaws and policies of the Company promulgated from time to time by the Company as well as all laws, statutes and regulations.

4.

BEST EFFORTS. Employee agrees to devote his full business time and attention, as well as his best efforts, energies and skill, to the discharge of the duties and responsibilities attributable to his position.

5.

COMPENSATION.

For the duration of the Employment Term and as compensation for his services and covenants hereunder, Employee shall receive:

(a)

Salary. Employee’s base salary shall be One Hundred and Twenty Thousand US Dollars (US$120,000) per year (“Base Salary”). The Base Salary shall be payable in equal monthly installments in US Dollars in accordance with the Company’s standard payroll practices and policies for employees. The Base Salary shall be reviewed annually and any increases will be approved by the Board of Directors or the Compensation Committee.

(b)

Incentive Plan. Employee shall also be eligible to participate in the Company’s annual incentive plan for employees. The criteria for determining the amount of any allocations to the Employee under the Company’s annual incentive plan for employees, including the criteria for determining the amount of the bonus, and the conditions that must be satisfied to entitle Employee to receive the bonus for any year during the term of this Agreement shall be determined, in their sole discretion, by the Company’s Board of Directors or its Compensation Committee.

(c)

Warrant. The warrant granted to the Employee pursuant to a consultancy agreement between the Employee and the Company dated March 20, 2013, shall continue to be binding between the Parties.

6.

EXPENSES. Employee shall be reimbursed for business expenses incurred by him which are reasonable and necessary for Employee to perform his duties under this Agreement, subject to the production of receipts or other appropriate evidence of payment. In claiming expenses the Employee shall comply with the Company’s Travel and Expenses Policy or any other Expenses Policies implemented by the Company (as amended from time to time) a copy of which will be provided.

7.

EMPLOYEE BENEFITS.

(a)

Insurance. During the Employment Term, Employee shall be entitled to participate in such group term insurance, disability insurance, health and medical insurance benefits, life insurance and retirement plans or programs as are from time to time generally made available to executive employees of the Company pursuant to the policies of the Company; provided that Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only to the extent former employees are eligible to participate in such arrangements pursuant to the terms of the arrangement, any insurance policy associated therewith and applicable law, and, further, shall be entitled to benefits only in accordance with the terms and conditions of such plans. The Company may withhold from any benefits payable to Employee all federal, state, local and other taxes and amounts as shall be permitted or required to be withheld pursuant to any applicable law, rule or regulation. Further, the Company may amend, modify or rescind any benefit plan or program and change contribution amounts to benefit costs without notice in its discretion.

(b)

Vacation. Employee shall be entitled to 4 weeks paid vacation on an annual basis in accordance with the Company’s policies, as may be established from time to time by the Company for its employees, which shall be taken at such time or times as shall be mutually agreed upon by the Parties. The Employee shall not carry forward any accrued but untaken vacation entitlement to a subsequent holiday year.

8.

DEATH AND DISABILITY.

(a)

Death. The Employment Term shall terminate on the date of Employee’s death, in which event the Company shall, within 30 days of the date of death, pay to his estate, any unpaid Base Salary earned up to the date of death, reimbursable expenses, accrued and unused vacation time, any vested benefits expressly payable in accordance with the applicable plan or program owing to Employee through the date of Employee’s death together with any vested benefits payable under any life insurance program in which Employee is a participant and his or her estate is the beneficiary. Employee will not be entitled to any other compensation upon termination of his employment pursuant to this subparagraph 8(a).

(b)

Disability. To the extent permitted by law, the Employment Term shall terminate upon Employee’s Disability. For purposes of this Agreement, “Disability” shall mean that Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, or 150 non-consecutive days in any 12 month period. The existence of a Disability shall be determined by a qualified physician nominated by the Company. In case of such termination, Employee shall be entitled to receive his Base Salary, reimbursable expenses and accrued and unused vacation time, any vested benefits expressly payable in accordance with the applicable plan or program owing to Employee through the date of termination within 30 days of the date of the Company’s determination of Employee’s Disability, together with any accrued benefits payable under any disability insurance program in which Employee is a participant. Employee will not be entitled to any other compensation upon termination of his employment pursuant to this subparagraph 8(b).

9.

TERMINATION OF EMPLOYMENT.

(a)

Termination With Cause By Company. The Company may terminate this Agreement at any time during the Employment Term for “Cause” upon written notice to Employee, upon which termination shall be effective immediately. For purposes of this Agreement, “Cause” means the following:

i.

Willful and material failure to adhere to the Company’s bylaws or written policies, or lawful directives of the Board of Directors;

ii.

Misappropriation (or attempted misappropriation) of any non-trivial Company property or funds;

iii.

Conviction of, or the entry of a guilty plea or plea of no contest with respect to, any major felony involving moral turpitude;

iv.

Failure to satisfy performance thresholds agreed upon by and between the Company and Employee from time to time; and

v.

Violation of fiduciary duty to the Company.

(b)

Termination Without Cause By Company. The Company may terminate this Agreement at any time during the Employment Term without “Cause” either (i) upon three (3) months written notice to Employee; or (ii) if less than three (3) months written notice then subject to the payment of a lump sum equal to the balance of the Employee’s Base Salary that would otherwise have been received between the date of termination and the completion of the three (3) month notice period (which lump sum shall be payable upon receipt by the Company of a satisfactory release from Employee). Notwithstanding the foregoing, in no event shall a termination pursuant to a notice of non-renewal provided in Section 2 trigger additional payments under this Section 9(b).

(c)

Termination By Employee. Employee may terminate this Agreement at any time by providing the Company three (3) months written notice, with or without “Good Reason

(d)

Compensation upon Termination. Upon termination pursuant to this Section 9, Employee shall be entitled to all accrued and unpaid compensation earned as of the date of termination, including Base Salary, reimbursable expenses, accrued and unused vacation time, and any vested benefits expressly payable in accordance with the applicable plan or program.

10.

DISCLOSURE OF TRADE SECRETS AND OTHER PROPRIETARY INFORMATION; RESTRICTIVE COVENANTS.

(a)

Employee acknowledges that he is prohibited from directly or indirectly disclosing any confidential information about the Company or companies with whom the Company does business, including but not limited to trade secrets, formulas, and financial information, to any party who is not a director, officer or authorized agent of the Company or its subsidiaries and affiliates. The Company will provide Employee with valuable confidential information belonging to the Company or its subsidiaries or its affiliates above and beyond any confidential information previously received by Employee and will associate Employee with the goodwill of the Company or its subsidiaries or its affiliates above and beyond any prior association of Employee with that goodwill. In return, Employee promises never to disclose or misuse such confidential information and never to misuse such goodwill.

(b)

Employee will not, during the Employment Term and for a period of 6 months thereafter, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage in or participate in any other business that is competitive with the Company’s business.

(c)

Employee will not, during the Employment Term and for a period of 6 months thereafter, on his behalf or on behalf of any other business enterprise, directly or indirectly, under any circumstance other than at the direction and for the benefit of the Company, (i) solicit for employment or hire any person employed by the Company or any of its subsidiaries, or (ii) call on, solicit, or take away any person or entity who was a customer of the Company or any of its subsidiaries or affiliates during Employee’s employment with the Company, in either case for a business that is competitive with the business of the Company.

(d)

It is expressly agreed by Employee that the nature and scope of each of the provisions set forth above are reasonable and necessary. If, for any reason, any aspect of the above provisions as it applies to Employee is determined by a court of competent jurisdiction to be unreasonable or unenforceable under applicable law, the provisions shall be modified to the extent required to make the provisions enforceable. Employee acknowledges and agrees that his services are of unique character and expressly grants to the Company or any subsidiary or affiliate of the Company or any successor of any of them, the right to enforce the above provisions through the use of all remedies available at law or in equity, including, but not limited to, injunctive relief.

11.

COMPANY PROPERTY.

(a)

Any patents, inventions, discoveries, applications, processes, models or financial statements designed, devised, planned, applied, created, discovered or invented by Employee during the Employment Term, regardless of when reduced to writing or practice, which pertain to any aspect of the Company’s or its subsidiaries’ or affiliates’ business as described above shall be the sole and absolute property of the Company, and Employee shall promptly report the same to the Company and promptly execute any and all documents that may from time to time reasonably be requested by the Company to assure the Company the full and complete ownership thereof.

(b)

All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company’s business which Employee shall prepare or receive from the Company shall remain the Company’s sole and exclusive property. Upon termination of this Agreement, Employee shall promptly return to the Company all property of the Company in his possession.

12.

EQUITABLE RELIEF. It is mutually understood and agreed that Employee’s services are special, unique, unusual, extraordinary and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in the event of any breach of this Agreement by Employee, including, but not limited to, the breach of any of the provisions of paragraphs 10 or 11 hereof, the Company shall be entitled to equitable relief by way of injunction or otherwise in addition to any damages which the Company may be entitled to recover. In the event of any breach of this Agreement by Company the Employee shall be entitled to equitable relief by way of injunction or otherwise in addition to any damages which the Employee may be entitled to recover.

13.

CONSENT TO JURISDICTION AND VENUE. The Employee hereby consents and agrees that federal and state courts located in the State of New York shall have personal jurisdiction and proper venue with respect to any dispute between the Employee and the Company. In any dispute with the Company, the Employee will not raise, and hereby expressly waives, any objection or defense to any such jurisdiction as an inconvenient forum.

14.

NOTICE. Except as otherwise expressly provided, any notice, request, demand or other communication permitted or required to be given under this Agreement shall be in writing, shall be deemed conclusively to have been given: (a) upon receipt, when delivered personally; (b) upon receipt when sent by facsimile or email delivery of a “.pdf” format data file (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party; (c) on the third business day following the day timely deposited with Federal Express (or other equivalent international courier), with the cost of delivery prepaid or for the account of the sender; (d) on the seventh business day following the day duly sent by certified or registered mail, postage prepaid; or (e) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day).

15.

INTERPRETATION; HEADINGS. The parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated, shall be construed fairly as to all parties hereto, and shall not be construed in favor of or against any party. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16.

SUCCESSORS AND ASSIGNS; ASSIGNMENT; INTENDED BENEFICIARIES. Neither this Agreement, nor any of Employee’s rights, powers, duties or obligations hereunder, may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs and legal representatives and the Company and its successors. Successors of the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed “the Company” for the purpose hereof.

17.

NO WAIVER BY ACTION. Any waiver or consent from the Company respecting any term or provision of this Agreement or any other aspect of the Employee’s conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of the Employee’s conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company’s right at a later time to enforce any such term or provision.

18.

COUNTERPARTS; GOVERNING LAW; AMENDMENTS; ENTIRE AGREEMENT; SEVERABILITY; SURVIVAL OF TERMS. This Agreement may be executed in two counterpart copies, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto. This Agreement and all other aspects of the Employee’s employment shall be governed by and construed in accordance with the applicable laws pertaining in the State of New York (other than those that would defer to the substantive laws of another jurisdiction). Each and every modification and amendment of this Agreement shall be in writing and signed by the parties hereto, and any waiver of, or consent to any departure from, any term or provision of this Agreement shall be in writing and signed by each affected party hereto. This Agreement contains the entire agreement of the parties and supersedes all prior representations, agreements and understandings, oral or otherwise, between the parties with respect to the matters contained herein, including but not limited to any written offer letter or letter agreement concerning employment. In the event of any conflict, the terms of this Agreement shall control. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Sections 10 through 20 shall survive any termination of this Agreement and the termination of Employee’s employment.

19.

WITHHOLDING AND DEDUCTION. All payments to Employee pursuant to this Agreement are subject to applicable withholding and deduction requirements.

20.

SECTION 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of the termination of Executive’s employment to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon such termination set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of: (i) the expiration of the six-month period measured from the date of the termination of Executive’s employment; (ii) the date of Executive’s death; or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 19 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

[Signature page follows.]

SIGNATURES

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

By:

By:

(“COMPANY”)

(“EMPLOYEE”)

VolitionRx Limited

Jason Terrell

/s/ Cameron Reynolds

/s/ Jason Terrell

By: Cameron Reynolds

By: Jason Terrell

Its: Chief Executive Officer